DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

 EXHIBIT 11

 SCHEDULE OF COMPUTATIONS OF PER SHARE EARNINGS

                                                        Three Months Ended June 30,
                                                            1996             1995
                                                        ----------------------------
 PRIMARY

 Net earnings for primary earnings per share               $1,120,000        $  656,000

 Weighted average number of shares outstanding              5,473,000         5,434,000

 Add - common equivalent shares (determined using the
 "treasury stock" method) representing shares issuable upon
 exercise of employee stock options                           207,000           172,000
                                                           ----------        -----------

 Weighted average number of shares used in calculation of
 primary earnings per share                                 5,680,000         5,606,000

 Primary earnings per share                                     $0.20             $0.12


 FULLY DILUTED

 Net earnings                                              $1,120,000        $  656,000

 Add - interest on 8.5% Convertible Subordinated
 Debentures, net of applicable income taxes (1)                65,000                 -

 Add - interest on 9% Senior Subordinated Convertible
 Debentures, net of applicable income taxes (2)               347,000                 -

 Add - amortization of deferred issuance costs relating to
 9% Senior Subordinated Convertible Debentures, net of
 applicable income taxes (2)                                   36,000                 -
                                                           ----------        -----------
 Net earnings for fully diluted earnings per share         $1,568,000        $  656,000


 Weighted average number of shares used in calculation of
 primary earnings per share                                 5,680,000         5,606,000

 Add (deduct) incremental shares representing:

 Shares issuable upon exercise of stock options included in
 primary earnings per share calculation                      (207,000)         (172,000)

 Shares issuable upon exercise of stock options based on
 period-end market prices                                     246,000           187,000

 Shares issuable upon conversion of 8.5% Convertible
 Subordinated Debentures (1)                                  333,000                 -

 Shares issuable upon conversion of 9% Senior Subordinated
 Convertible Debentures (2)                                 2,825,000                 -
                                                            ---------        -----------
 Weighted average number of shares used in calculation of
 fully diluted earnings per share                           8,877,000         5,621,000

 Fully diluted earnings per share                              $ 0.18            $ 0.12

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 (1) No adjustments made for the prior year period, as the effect on reported per share earnings was antidilutive.

 (2) No adjustments made for the prior year period, as these Debentures were issued subsequent to June 30, 1995.